Exhibit 99.4

Dear [Valued Customer / Partner],

Chembio announced the exciting news that it has entered into an agreement to be acquired by Biosynex SA (“Biosynex”) (EPA: ALBIO). A copy of the press release is attached.

This is an important milestone in Chembio’s ongoing journey. The acquisition combines two leading rapid diagnostic test companies. Each company specializes in the development, manufacturing and marketing of point-of-care diagnostic tests for the professional and at home markets. Chembio, based in the United States, focuses on infectious disease assays covering sexually transmitted infections, respiratory viruses and fever and tropical disease, built on the DPP, SURE CHECK and STAT-PAK proprietary, accurate and easy-to-use technology platforms. Biosynex, based in France, provides pharmacies and professional healthcare settings with a diversified portfolio of rapid tests covering different market segments including infectious disease and women’s health tests, Point of Care devices and molecular diagnostics systems. The acquisition is expected to close by the end of the first quarter of 2023 subject to customary closing conditions. Following completion of the acquisition, Biosynex will operate Chembio and its 100% owned German, Brazil and Malaysia subsidiaries as a wholly owned group.

We’re committed to keeping our valuable relationship with you and will provide updates, as appropriate.

On behalf of the entire Chembio team, we thank you for your continued partnership and trust as we take this important next step. If you have any further questions, please don’t hesitate to reach out.

Sincerely,

[INSERT]

Additional Information and Where to Find It

This communication relates to a pending business combination between Biosynex and Chembio. The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of Chembio, nor is it a substitute for any tender offer materials that the parties will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Biosynex and its acquisition subsidiary will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, and Chembio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Each of Biosynex and Chembio also plan to file other relevant documents with the SEC regarding the proposed transaction. CHEMBIO STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHEMBIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents will be sent to all of Chembio’s stockholders at no expense to them. The tender offer materials and the Solicitation / Recommendation Statement will also be made available for free on the SEC’s website at www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by Biosynex will be available free of charge under the News heading of Biosynex’s website at https://www.biosynex.com. Copies of the documents filed with the SEC by Chembio will be available free of charge under the SEC filings heading of the Investors section of Chembio’s website at https://chembio.com/investors.

Cautionary Statement Regarding Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this communication include, but are not limited to, statements related to Biosynex’s and Chembio’s plans, objectives, expectations and intentions with respect to the proposed transaction and the combined company, the anticipated timing of the proposed transaction, the conditions precedent to the closing of the proposed transaction, and the potential impact the transaction will have on Chembio or Biosynex and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Biosynex and Chembio. Such management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this communication include, among others: changes in expectations as to the closing of the transaction including timing and changes in the method of financing the transaction; the satisfaction of the conditions precedent to the consummation of the proposed transaction (including a sufficient number of Chembio shares being validly tendered into the tender offer to meet the minimum condition); the risk of litigation and regulatory action related to the proposed transactions; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Chembio’s filings with the SEC, including its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the SEC. Forward-looking statements reflect the analysis of management of Biosynex and Chembio as of the date of this communication. Neither Biosynex nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.